                                     Exhibit 11.1

                                   MICROPROSE, INC.

               Statement Re: Computation of Net Income (Loss) Per Share
                        (In thousands, except per share data)
                                     (UNAUDITED)

                                                                          Three months ended            Six months ended
                                                                             September 30,                September 30,
                                                                      -------------------------    --------------------------
                                                                         1997            1996          1997           1996
                                                                      ----------      ---------    -----------     ----------
Income (loss) before extraordinary item                               $  (1,770)      $  1,831     $  (10,082)     $  (2,352)

Cumulative preferred dividend                                               (70)           (70)          (140)          (140)
                                                                      ----------      ---------    -----------     ----------
Income (loss) for the purpose of calculating the income
  (loss) per share before extraordinary item                             (1,840)         1,761        (10,222)        (2,492)
Extraordinary item, net of tax effect                                         -            879              -          3,547
                                                                      ----------      ---------    -----------     ----------

Net income (loss) for the purpose of
  calculating the income (loss) per share                             $  (1,840)      $  2,640     $  (10,222)      $  1,055
                                                                      ----------      ---------    -----------     ----------
                                                                      ----------      ---------    -----------     ----------

Per share data:
  Income (loss) before extraordinary item                             $   (0.06)      $   0.06       $  (0.36)      $  (0.09)
  Extraordinary item, net of tax effect                                       -           0.03              -           0.13
                                                                      ----------      ---------    -----------     ----------
  Net income (loss)                                                   $   (0.06)      $   0.09       $  (0.36)      $   0.04
                                                                      ----------      ---------    -----------     ----------
                                                                      ----------      ---------    -----------     ----------

Number of shares used in computation of
  per share data                                                         28,365         28,214          28,335        26,674
                                                                      ----------      ---------    -----------     ----------
                                                                      ----------      ---------    -----------     ----------

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